Execution Version

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of September 27, 2024 (the “Effective Date”), between AMG Pantheon Credit Solutions Fund (the “Acquiring Fund”) and Stone Point Credit Corporation (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, the Acquiring Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies or business development companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule directly or though one or more wholly-owned subsidiaries.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1. Terms of Investment

(a)  Prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i), the Funds shall amend this Agreement in order to assist each Fund’s investment adviser with making the required findings under the Rule.

(b)  The Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund; provided that such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2. Representations of the Acquired Fund.

In connection with any investment by the Acquiring Fund in shares of the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement;

(iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement; and (vi) adopt policies and procedures reasonably designed to prevent violation of the Rule.

3. Representations of the Acquiring Fund.

In connection with any investment by the Acquiring Fund in shares of the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement; and (iv) adopt policies and procedures reasonably designed to prevent violation of the Rule.

4. Indemnification.

(a)  The Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents (collectively, the “Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund or Acquired Fund Agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund or Acquiring Fund Agents (as defined below) of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the Acquiring Fund shall not be liable for indemnifying the Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)  The Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents (collectively, the “Acquiring Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund or Acquiring Fund Agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund or Acquired Fund Agents of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the Acquired Fund shall not be liable for indemnifying the Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund pursuant to terms and conditions of this Agreement.

5. Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

AMG Pantheon Credit Solutions Lead Fund, LLC	STONE POINT CREDIT CORPORATION
c/o Pantheon Ventures (US) LP	c/o Stone Point Credit Adviser LLC
11 Times Square, 35th Floor	20 Horseneck Lane
New York, NY 10036	Greenwich, CT 06830
Email: rakesh.jain@pantheon.com	Tel: 203-862-2900
leo.held@pantheon.com	Email: Brooder@stonepoint.com
Attn: Rakesh Jain, Leo Held	Attn: Brian Rooder, Chief Compliance Officer

6. Term and Termination

(a)  This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in shares of the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b) hereof.

(b)  This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

7. Miscellaneous

(a)  This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)  No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 5 hereof and signed by a duly authorized representative of each party.

(c)  Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(e)  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

STONE POINT CREDIT CORPORATION

By:	/s/ Scott J. Bronner
Name:	Scott J. Bronner
Title:	President

AMG PANTHEON CREDIT SOLUTIONS FUND

By:
Name:
Title:

[Signature Page to Fund of Funds Investment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AMG Pantheon Credit Solutions Fund
By:	Pantheon Ventures (US) LP, its investment adviser

By:	/s/ Rakesh Jain
Name:	Rakesh Jain
Title:	Partner

[Signature Page to Fund of Funds Investment Agreement]